Exhibit 99.1

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225-292-2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES PROMOTION OF LARRY R. GRAHAM

TO PRESIDENT

BATON ROUGE, Louisiana (August 10, 2004) – Amedisys, Inc. (Nasdaq: “AMED” or “the Company”), one of America’s leading home health nursing companies, today announced the promotion of Larry R. Graham, to the position of President. Mr. Graham will remain in his existing role as Chief Operating Officer (“COO”) and will continue to report directly to William F. Borne, Chairman and Chief Executive Officer of Amedisys.

Mr. Graham has served as COO since being promoted from Vice President of Operations in 1999. He joined Amedisys in 1996 as Vice President of Finance. Mr. Graham will continue to perform his current duties, including clinical and financial operations, contracting and sales and marketing. His new responsibilities will include oversight of information systems and human resources.

“Larry’s leadership over the past five years has been a key driver behind the growth in both revenues and profitability for Amedisys,” said Mr. Borne. “During Larry’s tenure as COO, we have enhanced our home health operations, expanded the number of our disease management programs, and integrated a significant number of acquisitions. Further, he has materially assisted in the development of Amedisys’ strong corporate culture that is the foundation to our current and future success.”

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web at:

http://www.amedisys.com

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